EXHIBIT 99.1

Avatech Solutions, Inc.—Corporate Headquarters

11400-A Cronridge Drive

Owings Mills, MD 21117

phone: 410-581-8080

fax: 410-581-8088

www.avatechsolutions.com

FOR IMMEDIATE RELEASE

Avatech Solutions Announces Profitable Second Quarter Including a

38 Percent Increase in Revenue

BALTIMORE, MARYLAND—February 17, 2004—Avatech Solutions, Inc. (OTCBB: AVSO.OB), the recognized leader in design and engineering technology solutions for the manufacturing, building design and engineering markets, today reported total revenues of $7.8 million for the second quarter of fiscal year 2004, ended December 31, 2003, which represents a 38% increase over the same quarter last year. The Company reported positive earnings of $4,725 for the current quarter, compared to a net loss of $(799,729) in the second quarter of the prior fiscal year.

For the six month period ended December 31, 2003, revenues totalled $13.7 million, which represents a 25% increase over the same six month period last year. The Company reported a net loss of $(498,751) for the six months ended December 31, 2003, compared to net income of $172,347 for the same period last fiscal year. The prior year’s net income includes a one-time gain on the extinguishment of debt of $1.96 million.

“I’m pleased to announce to our shareholders that our goal of becoming a profitable, diversified, solution-based provider of design and engineering technology solutions is being realized,” said Avatech CEO, Scotty Walsh. “When you consider where we were in the same quarter a year ago to where we are now, our employees and management should be congratulated for their hard work and determination. In addition to significant success in our CAD and design automation business, our new lines of business—product lifecycle management (“PLM”) and facilities management (“FM”)—are generating revenue and contributing to our bottom line.”

“This quarter’s revenues and profits are largely attributable to revenue growth in our CAD and design automation business. We will continue to aggressively pursue growing this business while diversifying our offerings in FM and PLM,” continued Walsh. “We’ve made significant strides this past quarter in hiring new employees, establishing a solid pipeline, and acquiring new customers.”

“To achieve profitability is outstanding—a milestone attained. However, our ultimate objective is to increase shareholder value through sustainable growth and profitability—through more people, products and solutions. A key part of our growth strategy is merger and acquisition activity. We believe we have the diversified plan and strategy in place to obtain our goals,” stated Walsh.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB: AVSO.OB) is the recognized leader in design and engineering technology solutions with unparalleled expertise in CAD software, data management and process optimization for the manufacturing, engineering, building design and facilities management industries. Headquartered in Owings Mills, Maryland, the company specializes in software integration, standards development and deployment, education and technical support. Avatech is one the largest integrators of Autodesk software worldwide and a leading provider of SMARTEAM PLM solutions. The company serves 18,000 clients worldwide including the industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatechsolutions.com for more information.

All brand names, product names, or trademarks belong to their respective holders.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect Avatech’s financial results, are included in Avatech’s Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the year ended June 30, 2003, the Proxy Statement filed on October 10, 2003 in connection with Avatech’s 2003 annual shareholder meeting, the quarterly reports on Form 10-Q for the quarter ended September 30, 2003 and December 31, 2003, and the current reports on Form 8-K filed with the Securities and Exchange Commission on November 17, 2003 and January 21, 2004. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov. The documents also may be obtained for free by directing a request to Melody Craigmyle, Director of Corporate Communications at 410-581-8080 or email MCraigmyle@avatechsolutions.com.

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Media Contacts:

Melody Craigmyle

Avatech Solutions, Inc.

Phone +1 (410) 581 8080

Fax +1 (410) 581 8088

mcraigmyle@avatechsolutions.com